 North America Structured Investments  5yr SX5E/RTY Step-Up Auto Callable Contingent Buffered Return Enhanced Notes  The following is a summary of the terms of the notes offered by the preliminary pricing supplement highlighted below.  Summary of Terms  Issuer:  Guarantor:  Minimum Denomination:Indices:  JPMorgan Chase Financial Company LLC.JPMorgan Chase & Co.  $1,000  EURO STOXX 50® Index and Russell 2000® Index  Hypothetical Examples of Amounts UponAutomatic Call or at Maturity**  Lesser Total Return at  Upside Leverage Factor: 1.50  Contingent Buffer Amount: 50.00%  Pricing Date: March 26, 2018  Final Review Date: March 28, 2023  Maturity Date: March 31, 2023  Review Dates: Annually  CUSIP: 48129MBC9  Preliminary Pricing Supplement: http://sp.jpmorgan.com/document/cusip/48129MBC9/doctype/Product_Termsheet/document.pdf For more information about the estimated value of the notes, which will likely be lower than the price  you paid for the notes, please see the hyperlink above.  You may lose some or all of your principal at maturity. Any payment on the notes is subject to the credit risk of JPMorgan Chase FinancialCompany LLC, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.  Automatic Call  If the closing level of each Index on any Review Date (other than the final Review Date) is greater than or equal to its Call  Performing  Index Return at Review Date  20.00%  10.00%  7.00%  3.00%  0.00%  Total Return at Total Return at Total Return at  First Review Third Review Fourth Review  Date* Date* Date*  12.25% 36.75% 49.00%  12.25% 36.75% 49.00%  12.25% 36.75% N/A  12.25% N/A N/A  N/A N/A N/A  Maturity if notAutomatically  Called  30.00%  15.00%  10.50%  4.50%  0.00%  Value for that Review Date, the notes will be automatically called for a cash payment, for each $1,000 principal amount note,equal to (a)$1,000 plus (b) the Call Premium Amount applicable to that Review Date, payable on the applicable Call  Settlement Date. No further payments will be made on the notes.  Review Date Call Value Call Premium*  First 102.00% At least12.25%  Second 104.00% At least24.50%  Third 106.00% At least36.75%  Fourth 108.00% At least49.00%  Payment At Maturity  If the notes have not been automatically called and the Final Value of each Index is greater than its Initial Value, yourpayment at maturity per $1,000 principal amount note will be calculated as follows:  $1,000 + ($1,000 × Lesser Performing Index Return × Upside Leverage Factor)  If the notes have not been automatically called and (i) the Final Value of one Index is greater than its Initial Value and theFinal Value of the other Index is equal to its Initial Value or is less than its Initial Value by up to the Contingent Buffer Amountor (ii) the Final Value of each Index is equal to its Initial Value or is less than its Initial Value by up to the Contingent BufferAmount, you will receive the principal amount of your notes at maturity.  If the notes have not been automatically called and the Final Value of either Index is less than its Initial Value by more thanthe Contingent Buffer Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows:  $1,000 + ($1,000 × Lesser Performing Index Return)  If the Final Value of either Index is less than its Initial Value by more than the Contingent Buffer Amount, you will lose morethan 50% of your principal amount at maturity and could lose all of your principal amount at maturity.  -5.00% N/A N/A N/A 0.00%  -20.00% N/A N/A N/A 0.00%  -50.00% N/A N/A N/A 0.00%  -50.01% N/A N/A N/A -50.01%  -60.00% N/A N/A N/A -60.00%  -80.00% N/A N/A N/A -80.00%  -100.00% N/A N/A N/A -100.00%  N/A - indicates that the notes would not be called on the applicable Review Dateand no payment would be made for that date  * Reflects a call premium of 12.25% per annum. The call premium will bedetermined on the Pricing Date and will not be less than 12.25% per annum  ** Not all Review Dates reflected. The hypothetical returns on the notes shownabove apply only if you hold the notes for their entire term or until automatically  called. These hypotheticals do not reflect fees or expenses that would be associatedwith any sale in the secondary market. If these fees and expenses were included,the hypothetical returns would likely be lower.  J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com

 North America Structured Investments  5yr SX5E/RTY Step-Up Auto Callable Contingent Buffered Return Enhanced Notes  Selected Risks  • Your investment in the notes may result in a loss. The notes do not guarantee any return of principal.  • Payment on the notes at maturity is subject to the credit risk of JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. Therefore the value of the notes  prior to maturity will be subject to changes in the market’s view of the creditworthiness ofJPMorgan Chase Financial Company LLC or JPMorgan Chase & Co.  • The Call Value with respect to each Index for each Review Date is greater than its Initial  Value and increases progressively over the term of the notes  • You are exposed to the risk of decline in the value of each Index.  • Your payment at maturity will be determined by the Lesser Performing Index.  • If the notes are automatically called, the appreciation potential of the notes is limited to  any Call Premium paid on the notes and you will not benefit from the Upside LeverageFactor.  • The automatic call may force a potential early exit.  • The benefit provided by the Contingent Buffer Amount may terminate on the final Review Date.  • No interest payments, dividend payments or voting rights.  • The notes are subject to the risks associated with non-U.S. securities.  • The notes do not provide direct exposure to fluctuations in foreign exchange rates.  • The notes are subject to the risks associated with small capitalization companies.  • As a finance subsidiary, JPMorgan Chase Financial Company LLC has no independent  operations and has limited assets.  Selected Risks (continued)  • The estimated value of the notes will be lower than the original issue price (price to public) of the notes.  • The estimated value of the notes is determined by reference to an internal funding rate.  • The estimated value of the notes does not represent future values and may differ from others’  estimates.  • The value of the notes, which may be reflected in customer account statements, may be higher than the then current estimated value of the notes for a limited time period.  • Lack of liquidity: J.P. Morgan Securities LLC (who we refer to as JPMS), intends to offer to  purchase the notes in the secondary market but is not required to do so. The price, if any, atwhich JPMS will be willing to purchase notes from you in the secondary market, if at all, mayresult in a significant loss of your principal.  • Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent and hedging our obligations under the notes,  and making the assumptions used to determine the pricing of the notes and the estimatedvalue of the notes when the terms of the notes are set. It is possible that such hedging or  other trading activities of J.P. Morgan or its affiliates could result in substantial returns for J.P.Morgan and its affiliates while the value of the notes decline.  • The tax consequences of the notes may be uncertain. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the notes.  The risks identified above are not exhaustive. Please see “Risk Factors” in the applicable product supplement and underlying supplement and “Selected Risk Considerations” in the applicablepreliminary pricing supplement for additional information.  Disclaimer  SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which thesematerials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase Financial Company LLCand JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may getthese documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or anydealer participating in the this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement, underlying supplement and preliminarypricing supplement if you so request by calling toll-free 1-866-535-9248.  IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) isnot intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase & Co. of any of thematters address herein or for the purpose of avoiding U.S. tax-related penalties.  Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended toprovide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.  This material is not a product of J.P. Morgan Research Departments.  Free writing Prospectus filed Pursuant to Rule 433; Registration Statement Nos. 333-209682 and 333-209682-1  J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com